Exhibit 5.21

One Bunhill Row
London EC1Y 8YY
T +44 (0)20 7600 1200
F +44 (0)20 7090 5000

11 June 2021

Your reference
Valaris Limited Clarendon House 2 Church Street Hamilton, HM 11 Bermuda
Our reference
SVS/OJV

Direct line
+44 (0) 20 7090 5104

Dear Sirs,

Registration Statement on Form S-1 of Valaris Limited (the “Issuer”) dated 11 June 2021 (the “Registration Statement”) in relation to the US$550,000,000 notes due 2028 (the “Notes”)

We have acted as English legal advisers to the Issuer. This opinion is addressed to you in connection with the Registration Statement in relation to the Notes, as filed by the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”). The Notes were issued under an indenture dated 30 April 2021 between (1) the Issuer, (2) certain subsidiaries of the issuer as guarantors and (3) Wilmington Savings Fund Society, FSB as Trustee and First Lien Collateral Agent (the “Indenture”). The Issuer’s obligations under the Indenture and the Notes are guaranteed by certain English subsidiaries of the Issuer, comprising (i) the private limited companies listed in Schedule 1 (the “Company Guarantors”) and (ii) the limited partnerships (the “LP Guarantors”) listed in Schedule 2 (the Company Guarantors and the LP Guarantors together, the “Guarantors”).

Unless otherwise defined in this letter, expressions defined in the Schedules to this letter have the same meanings when used in this letter.

For the purposes of this letter, we have examined the documents listed in Schedule 3 or copies thereof, and the Searches mentioned in Schedule 3 have been carried out.

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler SP Hall PWH Brien SR Galbraith AG Ryde JAD Marks DA Wittmann TS Boxell JC Twentyman DJO Schaffer	AC Cleaver DR Johnson RA Swallow CS Cameron PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies JC Putnis RA Sumroy JC Cotton RJ Turnill	WNC Watson CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly S Maudgil JS Nevin JA Papanichola RA Byk	GA Miles GE O'Keefe MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones	EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall	RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung	CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook	CA Cooke LJ Houston CW McGarel-Groves PD Wickham	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388 572448555

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law, in particular the laws of the State of New York (“New York Law”) and of the United States of America. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:

(A)	that the copy (including electronic copy) documents examined by us are complete and accurate as at today’s date and conform to the originals;

(B)	that all signatures (including those effected electronically) on the executed documents which, or copies of which, we have examined are genuine;

(C)	that the Indenture has been duly executed and unconditionally delivered by each party to it;

(D)	the capacity, power and authority of each party other than the Guarantors to execute, deliver and exercise its rights and perform its obligations under the Indenture and the Notes;

(E)	that the execution of the Indenture, the issue of the Notes, the giving of the guarantees under the Indenture or the exercise of its rights or performance of its obligations under the Indenture do not and will not cause any Company Guarantor or its directors to be in default of any borrowing, guarantee or similar restriction to which it is subject;

(F)	that the execution of the Indenture, the issue of the Notes, the giving of the guarantees under the Indenture or the exercise of its rights or performance of its obligations under the Indenture do not and will not cause any LP Guarantor or its partners to be in default of any borrowing, guarantee or similar restriction to which it is subject;

(G)	that the copy of the memorandum and articles of association of each Company Guarantor examined by us is complete and up to date and would, if issued today, comply, as respects the articles of association, with Section 36 of the Companies Act 2006;

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(H)	that the copy of the limited partnership agreement of each LP Guarantor examined by us is complete and up to date, save for any assignment or transfer of a partnership interest registered under form LP6 at Companies House;

(I)	that any assignment or transfer of a partnership interest in each LP Guarantor did not contravene the relevant limited partnership agreement, has been duly executed, is valid, binding and enforceable under the laws under which it is expressed to be subject and has been properly registered under form LP6 at Companies House;

(J)	the capacity, power and authority of each party to enter into and be bound by the limited partnership agreement of each LP Guarantor;

(K)	that the limited partnership agreement of each LP Guarantor is valid, binding and enforceable in accordance with its terms;

(L)	that the limited partnership agreement of each LP Guarantor was entered into by each party thereto in good faith under the powers conferred on it by its constitutive documents and in furtherance of its objects and is binding upon each party thereto;

(M)	that ENSCO Universal Limited is the general partner of ENSCO Global Investments LP and has not alienated any of its rights, powers or authorities under the limited partnership agreement of ENSCO Global Investments LP or as general partner;

(N)	that Ensco Transcontinental II LLC, the general partner of Ensco Transcontinental II LP, is validly existing and in good standing and that it had the capacity, power and authority to execute the Indenture and to exercise any rights and perform any obligations under the Indenture in each case on behalf of Ensco Transcontinental II LP;

(O)	that the parties to the limited partnership agreement of each LP Guarantor carry on a business in common with a view of profit;

(P)	the due execution, issue and authentication of the Notes;

(Q)	that the information disclosed by (i) the entries shown on the GlobalX print outs obtained by us, extracted from the Companies House database on 11 June 2021 of the file of each Guarantor maintained at Companies House and (ii) the results of a search at the Central Registry of Winding-Up Petitions in respect of each Guarantor on 11 June 2021 as the time specified in Paragraph 6 of Schedule 3 (together, the “Searches”) was at the date and time each was conducted, complete, up to date and accurate in all respects and has not since then been altered or added to and those Searches did not fail to disclose any information relevant for the purposes of this opinion;

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(R)	that (i) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to each Guarantor under Part I or Part A1 of the Insolvency Act 1986 (as amended) (including as applied by the Insolvent Partnerships Order 1994 (as amended)), (ii) each Guarantor has not given any notice in relation to or passed any winding-up resolution, (iii) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, each Guarantor, and no step has been taken to strike off or dissolve any of the Guarantors, (iv) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to each Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to each Guarantor or any of its assets or revenues;

(S)	no steps have been taken by any person, nor has any proposal been made by any person, which relate to or would or might result in the dissolution, termination or winding up of any Guarantor (whether under any limited partnership agreement or otherwise);

(T)	each LP Guarantor has at all times qualified as a limited partnership under the Limited Partnerships Act 1907 and continues to satisfy the conditions and requirements necessary for it to qualify as a limited partnership under the Limited Partnerships Act 1907;

(U)	the accuracy and completeness of the statements made in the Officer’s Certificate referred to in Schedule 3, and that such statements remain accurate and complete as at the date of this opinion;

(V)	that the resolutions referred to in paragraph 2 of Schedule 3 have not been rescinded or amended or superseded in any way;

(W)	that the directors of each Company Guarantor have complied with their duties as directors in so far as relevant to this opinion letter;

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(X)	that the general partners and limited partners of each LP Guarantor have complied with their obligations as partners, including under the Partnership Act 1890 and the Limited Partnerships Act 1907, in so far as they apply and are relevant to this opinion letter;

(Y)	that any subordinate legislation originally made under the European Communities Act 1972 and relevant to this opinion is valid in all respects;

(Z)	that insofar as any obligation under the Indenture is to be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective or contrary to public policy in that jurisdiction;

(AA)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;

(BB)	that the Indenture constitutes legally binding, valid and enforceable obligations on the parties thereto under New York Law (by which it is expressed to be governed), and that the Indenture has the same meaning and effect as if it were governed by English law;

(CC)	that no person has taken or will take any action in relation to the Notes (i) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA), or (ii) in consequence of anything said or done by any person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that section;

(DD)	that (i) no person has taken or will take any action in relation to the Notes which constitutes an offer to the public of securities in the UK, except in circumstances which do not require the publication of a prospectus, and (ii) no request has been or will be made for the admission of the Notes to trading on a regulated market situated or operating within the UK. For the purposes of this paragraph (DD), an “offer to the public of securities” and a “regulated market” each has the meaning given in Regulation (EU) 2017/1129 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended));

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(EE)	that all marketing of the Notes has taken place outside the United Kingdom or in such a way that does not contravene section 21 of the FSMA; and

(FF)	that any party to the Indenture or holder of the Notes which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue or offering of the Notes.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:

1.	Each Company Guarantor is a private limited company which has been duly incorporated and is validly existing.

2.	Each LP Guarantor has been duly established (and remains registered) in England as a limited partnership under the Limited Partnerships Act 1907 (the “Act”) by the registration thereof as a limited partnership in accordance with section 8 of the Act and so far as discoverable from public records has not been dissolved.

3.	Each Company Guarantor had the capacity and power to execute and deliver the Indenture and to exercise its rights and perform its obligations thereunder.

4.	ENSCO Universal Limited had the capacity and power to execute and deliver the Indenture as general partner of ENSCO Global Investments LP and to exercise its rights and perform its obligations thereunder.

4.	Each Company Guarantor has taken all necessary corporate action to authorise the execution and delivery of the Indenture and the exercise of its rights and performance of its obligations thereunder.

5.	ENSCO Universal Limited has taken all necessary corporate action to authorise the execution and delivery of the Indenture by ENSCO Universal Limited as general partner of ENSCO Global Investments LP.

5.	English law will treat the validity and binding nature of any obligations contained in the Indenture as being governed by New York Law.

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Our reservations are as follows:

(A)	The term “binding”, as used in this opinion, mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

(B)	If an English court assumes jurisdiction,

(i)	it would not apply New York Law if:

(a)	New York Law were not pleaded and proved; or

(b)	to do so would be contrary to English public policy or mandatory rules of English law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law; and

(ii)	it may have to have regard to the law of the place of performance of any obligation under the Indenture which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

(C)	There is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of United States courts, of liabilities founded in United States federal or state securities law.

(D)	Undertakings and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(E)	This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

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(F)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of any Guarantor.

(G)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to each Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

(H)	We have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement (or any part of it), or that no material information has been omitted from it. Accordingly, we express no opinion as to whether the Registration Statement (or any part of it) contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations in relation to the information contained in or disclosed by the Registration Statement.

(I)	We do not express any opinion as to any taxation (including value added tax) which will or may arise in connection with the Indenture or the Notes.

(J)	Article 10 of the Indenture provides that the obligations of each Guarantor will not be affected by certain circumstances. We express no opinion as to whether this will be effective.

(K)	To the extent that it relates to United Kingdom stamp duty, any undertaking or indemnity given by each Guarantor may be void under section 117 of the Stamp Act 1891.

(L)	This opinion is subject to any limitations arising from:

(i)	United Nations, European Union or United Kingdom sanctions or other similar measures applicable to any party to the Indenture or any transfers or payments made under the Indenture; and

(ii)	EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

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To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

This opinion is given to you solely for your use in connection with the Registration Statement. It may not be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent, save that we hereby consent to:

(A)	the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the sections under the heading ‘Legal Matters' in the Registration Statement. In giving this consent we do not admit that we are ‘experts’ under the Securities Act or the rules and regulations of Commission issued thereunder with respect to any part of the Registration Statement, including this opinion; and

(B)	the release of this opinion to Conyers Dill & Pearman and Kirkland & Ellis LLP (the “Permitted Disclosees”), and we hereby permit the Permitted Disclosees to rely on this opinion for the purposes of their own opinions in connection with the Registration Statement, subject to and in accordance with its terms, including but not limited to the assumptions and reservations set out herein, as if it had been addressed to it on 11 June 2021. Accordingly, this opinion may be used by the Permitted Disclosees only in connection with the Registration Statement, and on the basis that it sets out our opinion on certain matters of English law as at 11 June 2021.

provided that nothing in this letter nor the release of it to any Permitted Disclosee shall create or constitute a solicitor-client (or any other fiduciary) relationship between Slaughter and May and such Permitted Disclosee.

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Yours faithfully,

/s/ Slaughter and May

Slaughter and May

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Schedule 1

The Company Guarantors

Name	Number
ENSCO DEEPWATER DRILLING LIMITED	08524375
ENSCO GLOBAL RESOURCES LIMITED	07098531
ENSCO HOLDCO LIMITED	06962983
ENSCO OFFSHORE U.K. LIMITED	02868165
ENSCO SERVICES LIMITED	04605864
ENSCO U.K. LIMITED	04550389
ENSCO UK DRILLING LIMITED	10987413
ENSCO UNIVERSAL LIMITED	07098508
ROWAN COMPANIES LIMITED	07805263
ROWAN NO.1 LIMITED	08026104
ROWAN NO.2 LIMITED	08026111

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Section 2

The LP Guarantors

Name	Number
ENSCO GLOBAL INVESTMENTS LP	LP013868
ENSCO TRANSCONTINENTAL II LP	LP015015

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Schedule 3

Documents examined

1.	An electronic copy of the Indenture.

2.	An electronic copy of the omnibus officer’s certificate of the Guarantors dated 30 April 2021 (the “Officer’s Certificate”) having exhibited thereto (each such exhibit being certified as true, complete and correct):

a.	electronic copies of the articles of association of each Company Guarantor;

b.	electronic copies of the limited partnership agreement of each LP Guarantor;

c.	electronic copies of the written resolutions adopted by the board of directors of each Company Guarantor, passed on 30 April 2021;

d.	electronic copies of the written resolutions adopted by the member(s) of each Company Guarantor, passed on 30 April 2021; and

e.	electronic copies of the written resolutions adopted by the partners of each LP Guarantor in their capacity as partners, passed on 30 April 2021.

3.	Electronic copies of the memorandum of association, certificate of incorporation and certificate(s) of incorporation on change of name (if any) of each Company Guarantor.

4.	Electronic copies of the certificate of registration of a limited partnership and form(s) LP6 (if any) of each LP Guarantor.

5.	The entries shown on the GlobalX print outs obtained by us, extracted from the Companies House database on 11 June 2021 of the file of each Guarantor maintained at Companies House.

6.	The results of a search at the Central Registry of Winding-Up Petitions in respect of each Guarantor on 11 June 2021 at the times specified below in respect of each Guarantor:

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